Exhibit 5.1

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3 Canada
Tel: 604-631-3300 Fax: 604-631-3309

April 10, 2018

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, CO
80112

RE:     Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the resale or other distribution from time to time by certain selling security holders therein described (collectively, the “Selling Shareholders”) of up to the following common shares in the capital of the Company (“Common Shares”):

(i)	6,358,766 Common Shares (the “Selling Shareholder Shares”) issued in connection with the Private Placement (as defined herein) to certain of the Selling Shareholders;
(ii)	7,027,040 Common Shares (the “Warrant Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.85 (the “Selling Shareholder Warrants”), issued to certain of the Selling Shareholders in connection with the Private Placement;
(iii)	890,670 Common Shares (the “C$0.90 Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.90 (the “C$0.90 Warrants”), issued to Lind Asset Management IV, LLC (“Lind”) pursuant to a definitive convertible security funding agreement dated December 14, 2015 (as amended, the “Funding Agreement”) between the Company and Lind;
(iv)	283,413 Common Shares (the “C$0.66 Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.66 (the “C$0.66 Warrants”), issued to Lind pursuant to the Funding Agreement;
(v)	308,901 Common Shares (the “C$0.62 Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.62 (the “C$0.62 Warrants”), issued to Lind pursuant to the Funding Agreement;
(vi)	355,132 Common Shares (the “C$0.54 Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.54 (the “C$0.54 Warrants”), issued to Lind pursuant to the Funding Agreement;
(vii)	1,546,882 Common Shares (the “January C$0.72 Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.72 (the “January C$0.72 Warrants”), issued to Lind pursuant to the Funding Agreement;

(viii)	529,344 Common Shares (the “C$0.70 Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.70 (the “C$0.70 Warrants”), issued to Lind pursuant to the Funding Agreement;
(ix)	541,435 Common Shares (the “C$0.69 Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.69 (the “C$0.69 Warrants”), issued to Lind pursuant to the Funding Agreement
(x)	1,058,872 Common Shares (the “April C$0.72 Shares” and, collectively with the C$0.90 Shares, the C$0.66 Shares, the C$0.62 Shares, the C$0.54 Shares, the January C$0.72 Shares, the C$0.70 and the C$0.69, the “Lind Warrant Shares”) issuable upon exercise of warrants to purchase one Common Share exercisable at a price per Common Share of C$0.72 (the “April C$0.72 Warrants” and, collectively with the C$0.90 Warrants, the C$0.66 Warrants, the C$0.62 Warrants, the C$0.54 Warrants, the January C$0.72 Warrants, the C$0.70 Warrants and the C$0.69 Warrants, the “Lind Warrants”), issued to Lind pursuant to the Funding Agreement; and
(xi)	12,844,504 Common Shares (the “Convertible Security Shares”) upon conversion of U.S.$5.1 million aggregate principal amount of a convertible security (the “Convertible Security”) issued to Lind pursuant to the Funding Agreement.

On February 14, 2017, the Company closed the first tranche of a non-brokered private placement (the “Private Placement”) of units of the Company. On February 28, 2017, the Company closed the second and final tranche of the Private Placement. Each unit sold pursuant to the Private Placement consisted of one Common Share and one transferable Common Share purchase warrant.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;
(b)	a certificate of good standing dated April 10, 2018 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;
(c)	records of corporate proceedings of the Company approving the issuance of the Common Shares;
(d)	the Funding Agreement; and
(e)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

(a)	the Selling Shareholder Shares are validly issued, fully paid and non-assessable;
(b)	the Warrant Shares issuable upon exercise of the Selling Shareholder Warrants will be, when issued and paid for in accordance with the terms of the Selling Shareholder Warrants, validly issued, fully paid and non-assessable;
(c)	the Lind Warrant Shares issuable upon exercise of the Lind Warrants will be, when issued and paid for in accordance with the terms of the Lind Warrants, validly issued, fully paid and non-assessable; and
(d)	the Convertible Security Shares issuable upon conversion of the Convertible Security will be, when issued in accordance with the terms of the Convertible Security and Funding Agreement, validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP